                            SCHEDULE 14A INFORMATION

Proxy Statement pursuant to Section 14(a) of the Securities Exchange Act of
1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]
Check the appropriate box:

  [X] Preliminary Proxy Statement
  [_] Definitive Proxy Statement
  [_] Definitive Additional Materials
  [_] Soliciting Material pursuant to (s)(s) 240.14a-11(c) or (s)(s) 240.14a-12

    ----------------------------------------------------------------

                        LYONDELL PETROCHEMICAL COMPANY
                (Name of Registrant as Specified In Its Charter)

    ----------------------------------------------------------------

                        LYONDELL PETROCHEMICAL COMPANY
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate Box):

[X] $125 per Exchange Act Rules O-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).
[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and O-11.

  1) Title of each class of securities to which transaction applies:

    ----------------------------------------------------------------
  2) Aggregate number of securities to which transaction applies:

    ----------------------------------------------------------------
  3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule O-11:1/

    ----------------------------------------------------------------
  4) Proposed maximum aggregate value of transaction:

    ----------------------------------------------------------------
- ---------
1/Set forth the amount on which the filing fee is calculated and state how it was determined.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
   O-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing:

    1) Amount Previously Paid: _____________________________________
    2) Form, Schedule or Registration Statement No.: _______________
    3) Filing Party: _______________________________________________
    4) Date Filed: _________________________________________________

[Logo of Lyondell appears here]

                         LYONDELL PETROCHEMICAL COMPANY
                        1221 MCKINNEY STREET, SUITE 1600
                              HOUSTON, TEXAS 77010

March 23, 1994

Dear Stockholder:

  You are cordially invited to join us at the 1994 Annual Meeting of Stockholders on Thursday, May 5, 1994, beginning at 10:00 a.m. in the Ballroom of the Four Seasons Hotel, 1300 Lamar, in Houston, Texas.

  It is important that your shares be voted whether or not you plan to be present at the meeting. Please complete, sign, date and return the enclosed form of proxy promptly. If you attend the meeting and wish to vote your shares personally, you may revoke your proxy. If you do plan to attend, we would appreciate your checking the appropriate box on the enclosed proxy card.

  This booklet includes the Notice of the Meeting and the Proxy Statement, which contains information about the formal business to be acted upon by the stockholders. The meeting will also feature a report on the operations of your Company, followed by a question and discussion period. A post-meeting report will be mailed to all stockholders.

Sincerely yours,

[Signature of Mike R. Bowlin appears here]

Chairman of the Board

[Signature of Bob G. Gower appears here]

President and Chief Executive Officer

[Logo of Lyondell appears here]

                         LYONDELL PETROCHEMICAL COMPANY

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 5, 1994

TO THE STOCKHOLDERS:

  The Annual Meeting of Stockholders of Lyondell Petrochemical Company will be held in the Ballroom of the Four Seasons Hotel, 1300 Lamar, in Houston, Texas, at 10:00 a.m., Houston time, on Thursday, May 5, 1994, for the following purposes, as more fully described in the attached Proxy Statement.

  (1) To elect eleven directors to serve until the 1995 Annual Meeting of Stockholders or until their earlier resignation or removal;

  (2) To amend the Certificate of Incorporation to authorize the issuance of Preferred Stock;

  (3) To ratify the appointment of Coopers & Lybrand as independent auditors for Lyondell for the year 1994; and

  (4) To transact such other business as may properly come before the meeting or any adjournment thereof.

  Stockholders of record at the close of business on March 18, 1994 will be entitled to notice of and to vote at the meeting or any adjournment thereof.

  PLEASE READ THE PROXY STATEMENT, THEN COMPLETE, SIGN AND DATE THE FORM OF PROXY AND RETURN IT IN THE ENCLOSED SELF-ADDRESSED POSTPAID ENVELOPE.

  EACH STOCKHOLDER OF RECORD WILL RECEIVE A SINGLE FORM OF PROXY PERTAINING TO ALL CLASSES OF VOTING STOCK REGISTERED IN HIS OR HER NAME. EACH PARTICIPANT IN ANY OF THE VARIOUS EMPLOYEE BENEFIT PLANS WILL ALSO RECEIVE A FORM OF PROXY PERTAINING TO SHARES CREDITED TO HIS OR HER ACCOUNTS IN ALL PLANS.

BY ORDER OF THE BOARD OF DIRECTORS

[Signature of Jeffrey R. Pendergraft appears here]

Jeffrey R. Pendergraft                                    Houston, Texas
Secretary                                                 March 23, 1994

[Logo of Lyondell appears here]

                         LYONDELL PETROCHEMICAL COMPANY
                              1221 MCKINNEY STREET
                                   SUITE 1600
                              HOUSTON, TEXAS 77010

                               ----------------

                                PROXY STATEMENT
                                 MARCH 23, 1994

                               ----------------

                                  INTRODUCTION

  The accompanying proxy is solicited by the Board of Directors of Lyondell Petrochemical Company ("Lyondell" or the "Company"). The proxy may be revoked by the stockholder at any time prior to the time it is voted by giving notice of such revocation either personally or in writing to the Secretary of Lyondell. When a proxy is returned properly dated and signed, the shares represented thereby will be voted by the persons named as proxies in accordance with each stockholder's directions. If a proxy is dated, signed and returned without specifying choices, the shares will be voted as recommended by the directors of the Company. As to other items of business which may come before the meeting or any adjournment thereof, they will vote in accordance with their best judgment. It is expected that proxy materials will be mailed to stockholders beginning on or about April 4, 1994. Atlantic Richfield Company, a Delaware corporation ("ARCO"), has advised the Company that it owned approximately 49.9 percent of the outstanding Common Stock of the Company ("Common Stock") on March 1, 1994. See "Principal Stockholders."

                               VOTING PROCEDURES

  Holders of record of Common Stock at the close of business on March 18, 1994 will be entitled to one vote per share. The Company had 80,000,000 shares of Common Stock outstanding on such record date. Fractional shares will not be voted. The presence, in person or by proxy, of stockholders entitled to cast at least a majority of the votes that all stockholders are entitled to cast shall constitute a quorum. Abstentions and broker non-votes are counted as present in determining whether the quorum requirement is satisfied.

  The directors will be elected by a plurality of the shares of Common Stock present in person or represented by proxy at the meeting. Adoption of the proposed amendment to the Certificate of Incorporation will require the affirmative vote of a majority of the outstanding shares of Common Stock, and the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting will be required to ratify the appointment of the independent auditors.

  Abstentions from voting on any matter will be included in the voting tally and will have the same effect as a vote withheld on the election of directors, against the proposed amendment to the Certificate of Incorporation, or against the ratification of the appointment of the independent auditors, as the case may be. Because broker non-votes with respect to a matter requiring the affirmative vote of a majority of the outstanding shares of Common Stock will have the same effect as a vote against such matter, broker non-votes will have the same effect as a vote against the proposed amendment to the Certificate of Incorporation. Because broker non-votes are not considered "shares present" with respect to a matter requiring the affirmative vote of a majority of shares present in person or by proxy at the meeting, broker non-votes will not effect the outcome with respect to the election of directors or the ratification of the appointment of the independent auditors.

  Certain of the Company's employee benefit plans, including the Capital Accumulation Plan and the Savings Investment Plan, in which officers have account balances, permit plan participants to direct the plan trustees how to vote the Common Stock allocated to their accounts. The trustee for each such plan will vote all shares of Common Stock for which no participant directions are received in the same proportion as all those shares of Common Stock for which directions are received.

                             PRINCIPAL STOCKHOLDERS

  The Company's principal stockholder, ARCO, is one of the nation's leading integrated oil companies and maintains its headquarters at 515 South Flower Street, Los Angeles, California 90071. At March 1, 1994 ARCO owned 39,921,400 shares of Lyondell's Common Stock, which represent 49.9 percent of the outstanding stock. ARCO has consistently maintained an ownership position of just under 50 percent of Lyondell's Common Stock from the date of the Company's public offering of stock; however, there is no assurance that ARCO will maintain such ownership position in the future.

  ARCO officers and directors do not constitute a majority of the Board of Directors; however, ARCO officers and directors hold five of eleven directorships. Beginning in 1989, the Company was not included as a consolidated subsidiary in ARCO's financial statements; however, for certain securities laws purposes, ARCO could be deemed to be a "control" person or an "affiliate" of Lyondell.

  ARCO has informed the Company that it intends to vote its shares in favor of the eleven nominees to the Board of Directors, for the amendment to the Certificate of Incorporation to authorize Preferred Stock and for the appointment of Coopers & Lybrand as independent auditors for 1994.

  The table below sets forth certain information as of December 31, 1993 (the most recent date as of which the Company has information) regarding the beneficial ownership of the Common Stock by persons other than ARCO known by the Company to own beneficially more than five percent of its outstanding shares of Common Stock.

                                                                     PERCENTAGE
                                                           NUMBER OF  OF SHARES
                             NAME                           SHARES   OUTSTANDING
                             ----                          --------- -----------
     Wellington Management Company(a)..................... 5,356,300    6.70%
     75 State Street, Boston, Massachusetts 02109

- --------

(a) Wellington Management Company ("WMC") (together with its wholly-owned subsidiary, Wellington Trust Company, National Association) may be deemed a beneficial owner of the 5,356,300 shares by virtue of the direct or indirect investment and/or voting discretion they possess pursuant to the provisions of investment advisory agreements with clients. WMC has shared dispositive power over the 5,356,300 shares of Common Stock, including the 5,083,900 shares beneficially owned by Windsor Funds, Inc., an investment advisory client of WMC.

                        SECURITY OWNERSHIP OF MANAGEMENT

  The following table sets forth the number of shares of Common Stock owned beneficially as of March 1, 1994 by each director or nominee, each of the executive officers named on the Summary Compensation Table and by all current directors and officers as a group. As of March 1, 1994, the percentage of shares of Common Stock beneficially owned by any director or nominee, named executive officers or by all directors and officers as a group, did not exceed one percent of the issued and outstanding Common Stock. Unless otherwise noted, each individual has sole voting and investment power.

                               SHARES OF COMMON STOCK
                               OWNED BENEFICIALLY AS
                               OF MARCH 1, 1994(A)(B)
                               ----------------------
     Mike R. Bowlin..........           2,000
     William T. Butler.......           3,001
     Allan L. Comstock.......               0
     Terry G. Dallas.........               0
     Bob G. Gower............         166,717
     Stephen F. Hinchliffe,
      Jr.....................           2,250(c)
     Robert H. Ise...........          27,776
     Dudley C. Mecum II......             700
     Jeffrey R. Pendergraft..          25,521
     William C. Rusnack......             301
     Dan F. Smith............          27,590
     Paul R. Staley..........             400
     William E. Wade, Jr.....           1,000
     Russell S. Young........          33,774(d)
     All directors and
      officers as a group (19
      Persons)...............         375,521(e)

- --------
(a) Includes shares held by the trustees under the Lyondell Capital Accumulation Plan and the Lyondell Savings Investment Plan for the accounts of participants as of December 31, 1993.
(b) The amounts shown include shares that may be acquired within 60 days following March 1, 1994 through the exercise of stock options, as follows:
    Mr. Gower, 112,137; Mr. Smith, 20,366; Mr. Pendergraft, 23,285; Mr. Young, 20,704; Mr. Ise, 25,879 and all directors and officers as a group, including those just named, 272,984.
(c) Does not include 1,000 shares held by a trust of which Mr. Hinchliffe is a trustee, as to which shares he disclaims beneficial ownership.
(d) Does not include 1,100 shares owned by Mr. Young's spouse, as to which shares he disclaims beneficial ownership.
(e) Does not include 5,059 shares owned by spouses and a trust, as to which shares beneficial ownership is disclaimed.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than eleven percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock of the Company. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

  To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that such reports accurately reflect all reportable transactions and holdings, during the fiscal year ended December 31, 1993 all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with.

                             ELECTION OF DIRECTORS

                              Item 1 on Proxy Card

  Pursuant to the Company's Certificate of Incorporation and its By-Laws, the members of the Board of Directors serve for one-year terms. The Board of Directors has selected the nominees listed below for election to a term of one year.

  Directors are to be elected at the annual meeting to hold office for the term specified and until their successors are elected and qualified. Unless authority to vote for directors is withheld in the proxy, the persons named in the accompanying proxy intend to vote for the election of the eleven nominees listed below. The directors will be elected by a plurality of the shares of Common Stock of the Company voted at the meeting.

  All nominees have indicated a willingness to serve as directors, but if any of them should decline or be unable to act as a director, the persons named in the proxy will vote for the election of another person or persons as the Board of Directors recommends.

  THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR ELECTION OF EACH NOMINEE LISTED BELOW. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY OTHERWISE.

  The following biographical information is furnished with respect to each of the nominees for election at the annual meeting. The information includes age as of March 1, 1994, present position, if any, with Lyondell, period served as director, and other business experience during the past five years. The positions referred to beneath a director's name refer to positions with Lyondell unless stated otherwise.

Mike R. Bowlin, 51.......  Mr. Bowlin was elected a Director of the Company on
                            July 23, 1993 and Chairman of the Board on August 13, 1993. He has been President and Chief Operating Officer of ARCO since June 1, 1993 and a director of ARCO since June, 1992. He was an Executive Vice President of ARCO from June, 1992 to May, 1993. He was a Senior Vice President of ARCO from August, 1985 to June, 1992 and President of ARCO International Oil and Gas Company from November, 1987 to June, 1992. He was Senior Vice President of International Oil and Gas Acquisitions from July, 1987 to November, 1987. He was President of ARCO Coal Company from August, 1985 to July, 1987. He was a Vice President of ARCO from October, 1984 to July, 1985. From April, 1981 to December, 1984, he was Vice President of ARCO Oil and Gas Company. He has been an officer of ARCO since October, 1984. He originally joined ARCO in 1969.

William T. Butler, 61....  Dr. Butler was elected a Director of the Company on
                            December 21, 1988, effective as of January 25, 1989. He has held his current position as President and Chief Executive Officer of Baylor College of Medicine (education and research) since 1979. He is also a director of First City Bancorporation of Texas, Inc., C. R. Bard, Inc. and Browning-Ferris Industries Inc.

Allan L. Comstock, 50....  Mr. Comstock was elected a Director of the Company on July 23, 1993. He has been a Vice President and Controller of ARCO since June, 1993. He was a Vice President of ARCO Chemical from October, 1989 through May, 1993. From November, 1985 to September, 1989 he was General Auditor of ARCO. He originally joined ARCO in 1969.

Terry G. Dallas, 43......  Mr. Dallas was elected a Director of the Company on
                            July 23, 1993. He has been a Vice President of ARCO since June, 1993 and Treasurer of ARCO since January 24, 1994. He was Vice President, Corporate Planning of ARCO from June, 1993 to January, 1994. He served as Assistant Treasurer for ARCO Corporate Finance from 1990 to 1993. He was Vice President of Finance, Control and Planning for ARCO British, Ltd. from 1988 to 1990 and Manager of International Acquisitions for ARCO International Oil and Gas Company from 1986 to 1988. He originally joined ARCO in 1979.

Bob G. Gower, 56.........  Mr. Gower was elected Chief Executive Officer of
 President and Chief        the Company on October 24, 1988 and a Director and
 Executive Officer          President of the Company on June 27, 1988. He has
                            been President of Lyondell and its predecessor, the Lyondell Division, since the formation of the Lyondell Division in April, 1985. Mr. Gower was a
                            Senior Vice President of ARCO from June, 1984 until his resignation as an officer of ARCO on January 18, 1989. Prior to 1984 he served in various capacities with the then ARCO Chemical
                            Division. He originally joined ARCO in 1963.
                            Mr. Gower is also a director of Texas Commerce
                            Bank-Houston and Keystone International Inc.

Stephen F. Hinchliffe,     Mr. Hinchliffe was elected a Director of the
 Jr. 60..................   Company on March 1, 1991. Since 1988, he has held
                            his current position of Chairman of the Board and Chief Executive Officer of BHH Management, Inc., the managing partner of Leisure Group, Inc.
                            Previously, he served as Chairman of the Board of Leisure Group, Inc. (a manufacturer of consumer products), which he founded in 1964.

Dudley C. Mecum II, 59...  Mr. Mecum was elected a Director of the Company on
                            November 28, 1988, effective as of January 25, 1989. He has held his current position as a partner with G. L. Ohrstrom & Company (merchant banking) since August, 1989. Previously he was Chairman of Mecum Associates, Inc. (management consulting) from December, 1987 to August, 1989. He served as Group Vice President and director of Combustion Engineering Inc. from 1985 to December, 1987, and as a managing partner of the New York region of Peat, Marwick, Mitchell & Co. from 1979 to 1985. He is also a director of The Travelers, Inc., Dyncorp, VICORP Restaurants, Inc., Fingerhut Companies, Inc. and Roper Industries, Inc.

William C. Rusnack, 49...  Mr. Rusnack was elected a Director of the Company on October 24, 1988. He has been a Senior Vice President of ARCO since July 1990 and President of ARCO Products Company since June, 1993. He was President of ARCO Transportation Company from July, 1990 to May, 1993. He was Vice President, Corporate Planning, of ARCO from July, 1987 to July, 1990. He was Senior Vice President, Marketing and Employee Relations, of the ARCO Oil and Gas Division from August, 1985 to July, 1987 and Vice President, Manufacturing, of the ARCO Products Division from July, 1984 to August, 1985. From June 1983 to July, 1984 he was Vice President, Planning and Control, of the ARCO Products Division. He originally joined ARCO in 1966. Mr. Rusnack is also a director of BWIP Holding, Inc.

Dan F. Smith, 47.........  Mr. Smith was elected a Director of the Company on
 Executive Vice             October 24, 1988. He was elected Executive Vice
 President and Chief        President and Chief Operating Officer on May 6,
 Operating Officer          1993. He served as Vice President Corporate
                            Planning of ARCO from October, 1991 until May,
                            1993. He previously served as Executive Vice
                            President and Chief Financial Officer of the
                            Company from October, 1988 to October, 1991 and as
                            Senior Vice President of Manufacturing of
                            Lyondell, and its predecessor, the Lyondell
                            Division, from June, 1986 to October, 1988. From
                            August, 1985 to June, 1986 Mr. Smith served as
                            Vice President of Manufacturing for the Lyondell
                            Division. He joined the Lyondell Division in
                            April, 1985 as Vice President, Control and
                            Administration. Prior to 1985, he served in various financial, planning and manufacturing positions with ARCO. He originally joined ARCO in 1968.

Paul R. Staley, 64.......  Mr. Staley was elected a Director of the Company on
                            November 28, 1988, effective as of January 25, 1989. He has held his current position as Chairman of the Executive Committee of the Board of Directors of P. Q. Corporation (an industry supplier of silicates) since January, 1991. He held the positions of President and Chief Executive Officer of P.Q. Corporation from 1973 and 1981, respectively, until January, 1991.

William E. Wade, Jr.,      Mr. Wade was elected a director of the Company on
 51......................   August 13, 1993. He has been Executive Vice
                            President of ARCO since June 1, 1993 and a director of ARCO since June, 1993. He was a Senior
                            Vice President of ARCO from May, 1987 to May, 1993 and President of ARCO Oil and Gas Company from
                            October, 1990 to May, 1993. He was President of
                            ARCO Alaska, Inc. from July, 1987 to July, 1990.
                            He was a Vice President of ARCO from 1985 to May,
                            1987. From 1981 to 1985, he was Vice President of
                            ARCO Exploration Company. He has been an officer of ARCO since 1985. He originally joined ARCO in 1968.

                             EXECUTIVE COMPENSATION

  The following table sets forth information as to the Chief Executive Officer and the next four most highly compensated executive officers of the Company.

                           SUMMARY COMPENSATION TABLE

                                                                             LONG-TERM
                                                                           COMPENSATION
                                                                          ---------------
                                            ANNUAL COMPENSATION           AWARDS  PAYOUTS
                                  --------------------------------------- ------- -------
                                             ANNUAL  SPECIAL OTHER ANNUAL          LTIP    ALL OTHER
                                              BONUS   BONUS  COMPENSATION OPTIONS PAYOUTS COMPENSATION
NAME AND PRINCIPAL POSITION  YEAR SALARY ($)   ($)   ($)(A)     ($)(B)    (#)(C)  ($)(C)   ($)(D)(E)
- ---------------------------  ---- ---------- ------- ------- ------------ ------- ------- ------------
Bob G. Gower............     1993  555,099   220,000 240,000    74,499    56,500  964,452    59,262
President,                   1992  527,215       -0-    (a)     36,149    42,200  829,116    57,553
Chief Executive Officer      1991  511,781   340,000     -0-              37,000  957,719
Dan F. Smith (f)........     1993  247,651   120,000 100,000     4,115      (f)     (f)     934,449(g)
Executive Vice               1992    (f)         -0-    (a)       (f)       (f)   423,987     (f)
President,                   1991  207,168       -0-     -0-              14,400  298,117
Chief Operating Officer
Jeffrey R. Pendergraft..     1993  221,934    60,000  37,500     9,754    17,200  216,480    26,030
Senior Vice President,       1992  213,277       -0-    (a)      3,307    11,700  186,629    22,086
General Counsel &            1991  207,951    85,000     -0-               8,200  129,374
Secretary
Russell S. Young........     1993  206,338    60,000  37,500    17,347    14,500  180,698    28,489
Senior Vice President,       1992  186,722       -0-    (a)      6,988     8,200  155,341    19,513
Chief Financial Officer,     1991  175,829    65,000     -0-               6,400  134,537
Treasurer
Robert H. Ise (h).......     1993  204,481    45,000  15,000    12,316    19,000  201,433    26,571
Vice President and           1992  193,519       -0-    (a)      9,532    12,900  173,167    25,270
Vice President               1991  188,085    85,000     -0-               8,200  124,328
LYONDELL-CITGO
Refining Company Ltd.

- --------
  In accordance with the transition provisions applicable to the revised proxy rules covering disclosure of executive compensation adopted under the Securities Exchange Act of 1934 (the "Proxy Rules"), amounts of other annual compensation and all other compensation are excluded for the Company's 1991 fiscal year.

(a) Special bonuses were paid in 1993 in recognition of the executive officers' and other key employees' significant contributions during 1992 and 1993 to the successful completion of the Company's refining venture with CITGO Petroleum Corporation and Lagoven S.A.

(b) Includes imputed income in respect of the Long-Term Disability Plan, tax gross-ups in respect of financial counseling reimbursements and in respect of other miscellaneous items, and the amount of incremental interest accrued under the Executive Deferral Plan that exceeds 120 percent of a specified IRS rate. "Tax gross-ups" refers to the additional reimbursement paid to a recipient to cover the federal income tax obligations associated with the underlying benefit, including an additional amount, based on maximum applicable income tax rates.

(c) Amounts shown in the LTIP Payouts column represent payment of performance units (including associated dividend share credits) awarded under the Company's Executive Long-Term Incentive Plan (the "LTIP"). The LTIP provides for the granting of stock options and the right to receive performance units under certain circumstances and a cash payment in respect of dividend share credits as described in this footnote. Dividend share credits are allocated to an optionee's account whenever dividends are declared on shares of common stock. The number of dividend share credits to be allocated on each record date to an optionee's account is computed by multiplying the dividend rate per share of Common Stock by the sum of (i) the number of shares subject to outstanding options, (ii) the number of performance units and (iii) the number of dividend share credits then credited to the optionee's account and dividing the resulting figure by the fair market value of a share of Common Stock ("FMV") on such dividend record date. As future dividends are declared, the participant will receive dividend share credits not only on the number of shares covered by unexercised options and the number of performance units but also on the number of dividend share credits in the participant's account. The dividend crediting mechanism will continue to operate in this manner (i) with respect to options, until the participant exercises such options or the options expire, and (ii) with respect to performance units, until payment is made (or not made, as the case may be) in respect of performance units. Dividend share credits do not represent earned compensation and have no definite value, if any, until the date on which the options or performance units, as applicable, in respect of which such credits have been allocated, are exercised or paid. See footnote (b) to the Aggregated Option Exercises and Fiscal Year-End Option Values Table. Dividend share credits are canceled upon an optionee's termination of employment under certain specified circumstances. In addition to the dollar amounts shown in the LTIP Payouts column, the number of dividend share credits accrued to the accounts of the named executives during 1993 and 1992, respectively, is as follows: Mr.
   Gower: 13,819 and 13,200; Mr. Smith: 2,405 and 4,399; Mr. Pendergraft: 3,414
   and 2,885; Mr. Young: 2,625 and 2,311; and Mr. Ise: 3,384 and 2,900.

(d) Includes contributions to the Executive Supplementary Savings Plan, incremental executive medical plan premiums, financial counseling reimbursements and certain amounts in respect of the Executive Life Insurance Plan, as follows:

                             YEAR MR. GOWER MR. SMITH MR. PENDERGRAFT MR. YOUNG MR. ISE
                             ---- --------- --------- --------------- --------- -------
   Executive Supplementary
    Savings Plan...........  1993  $44,408   $19,812      $17,754      $16,507  $16,358
                             1992  $42,177   $   -0-      $17,062      $14,938  $15,481
   Incremental Medical Plan
    Premiums...............  1993  $ 4,301   $ 2,867      $ 4,301      $ 4,301  $ 4,301
                             1992  $ 4,104   $   -0-      $ 4,104      $ 4,104  $ 4,104
   Financial Counseling
    Reimbursement..........  1993  $ 7,735   $   -0-      $ 3,975      $ 7,235  $ 4,645
                             1992  $ 8,885   $   -0-      $   920      $   100  $ 4,646
   Executive Life Insurance
    Plan...................  1993  $ 2,818   $ 1,770      $   -0-      $   446  $ 1,267
                             1992  $ 2,387   $   -0-      $   -0-      $   371  $ 1,039

(e) In 1993 a revised methodology was adopted to calculate certain amounts in respect of the Executive Life Insurance Plan; accordingly, 1992 amounts have been restated to reflect this methodology. The effect of this restatement is not material to the overall figure previously reported.

(f) Mr. Smith was elected Executive Vice President and Chief Operating Officer on May 6, 1993. The salary figure for 1993 is the amount paid to Mr. Smith for his service from that date. Prior to that he served as Vice President Corporate Planning of ARCO from October, 1991. He previously served as Executive Vice President and Chief Financial Officer of the Company from October, 1988 to October, 1991. The salary figure for 1991 is the amount paid to Mr. Smith for that portion of the year he was employed by the Company.

(g) Includes relocation expenses in connection with his relocation to Houston of $540,000 for the loss from the sale of a home. Mr. Smith also received $370,000 as a tax gross-up in connection with that loss, which is included in this column.

(h) Mr. Ise served as Vice President, Marketing and Sales, Polymers and Petroleum Products through June 30, 1993. Effective as of July 1, 1993, Mr. Ise began providing services as a loaned executive as a Vice President of LYONDELL-CITGO Refining Company Ltd., a limited liability company in which the Company currently owns an approximate 90% interest and CITGO Petroleum Corporation owns an approximate 10% interest. LYONDELL-CITGO Refining Company Ltd. reimburses the Company for the cost of salary and other compensation paid to Mr. Ise. Mr. Ise continues to serve as a Vice President of Lyondell.

                       EXECUTIVE LONG-TERM INCENTIVE PLAN

  The LTIP provides for the granting of stock options, the right to receive performance units under certain circumstances and a cash payment in respect of dividend share credits. The following table describes the grants to the named executive officers of stock options and certain other information with respect to the exercise of stock options. No performance units were granted in 1993. Additional information with respect to payouts of performance units under the LTIP is contained in the Summary Compensation Table.

                                    OPTIONS

                       OPTION GRANTS IN LAST FISCAL YEAR

  The following table provides information regarding stock options granted to the named executive officers during 1993. The values assigned to each reported option are shown using the Black-Scholes option pricing model. In assessing these values it should be kept in mind that no matter what theoretical value is placed on a stock option on the date of grant, its ultimate value will be dependent on the market value of the company's stock at a future date.

                                                 INDIVIDUAL GRANTS(A)
                         ---------------------------------------------------------------------
                              NUMBER OF      % OF TOTAL OPTIONS
                             SECURITIES          GRANTED TO
                             UNDERLYING         EMPLOYEES IN    EXERCISE OR BASE  EXPIRATION   GRANT DATE PRESENT
          NAME           OPTIONS GRANTED (#)    FISCAL YEAR       PRICE ($/SH)       DATE         VALUE ($)(B)
          ----           ------------------- ------------------ ---------------- ------------- ------------------
Mr. Gower...............       56,500                22              $26.00      March 5, 2003      $819,815
Mr. Smith(c)............            0                --                  --               --             --
Mr. Pendergraft.........       17,200               6.7               26.00      March 5, 2003       249,572
Mr. Young...............       14,500               5.6               26.00      March 5, 2003       210,395
Mr. Ise.................       19,000               7.4               26.00      March 5, 2003       275,690

- --------
(a) The ten-year options were granted on March 5, 1993 pursuant to the LTIP at an exercise price equal to the FMV on the date of grant. The options become exercisable in four equal annual installments beginning March, 1994. Options and the dividend share credits associated with such options are canceled upon an optionee's termination of employment under certain specified circumstances. Stock options also carry eligibility for dividend share credits as described in footnote (c) to the Summary Compensation Table.
(b) The values shown reflect a variation of the Black-Scholes pricing model. The pricing model used by the Company includes the following assumptions: options are exercised at the end of the 10-year term; no premium for risk is assigned; the dividend yield is assumed to be the current yield on the date of grant; and a long-term (200 days) historical volatility rate is applied. The values relate solely to stock options (and not performance units) and do not take into account risk factors such as nontransferability and limits on exercisability. The values do take into account the fact that dividend share credits are allocated to an optionee's account whenever dividends are declared on shares of common stock.
(c) Mr. Smith was not an executive officer when options were granted in 1993. See footnote (f) to the Summary Compensation Table.

  The following table shows the number of shares of Common Stock represented by outstanding stock options held by each of the named executive officers as of December 31, 1993. Also reported are the values for "in-the-money" options which represent the positive spread between the exercise price of any such existing stock options and the year end price of common stock.

                      AGGREGATED OPTION EXERCISES IN 1993
                       AND FISCAL YEAR-END OPTION VALUES

                          NUMBER OF                         NUMBER OF UNEXERCISED     VALUE OF UNEXERCISED
                          SECURITIES                         OPTIONS AT YEAR-END      IN-THE-MONEY OPTIONS
                          UNDERLYING                               (#)(A)             AT YEAR-END ($)(A)(B)
                            OPTIONS                       ------------------------- -------------------------
          NAME           EXERCISED (#) VALUE REALIZED ($) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
          ----           ------------  ------------------ ----------- ------------- ----------- -------------
Mr. Gower...............     -0-              -0-           78,212       106,650      $99,986      $18,500
Mr. Smith...............     -0-              -0-           16,766         7,200       15,354        7,200
Mr. Pendergraft.........     -0-              -0-           16,110        30,075       22,442        4,100
Mr. Young...............     -0-              -0-           12,879        24,400       18,467        3,200
Mr. Ise.................     -0-              -0-           15,854        32,775       21,119        4,100

- --------
(a) The FMV of Lyondell Common Stock on December 31, 1993 was $21.25.
(b) Each option carries with it the right to dividend share credits, as described in footnote (c) to the Summary Compensation Table. Set forth below is a calculation of the value of accrued dividend share credits, assuming exercise at December 31, 1993, of the in-the-money options. These hypothetical values have been calculated for illustration purposes only.

                                          EXERCISABLE  UNEXERCISABLE
                                          ------------ --------------
         Mr. Gower.......................   $413,802      $82,370
         Mr. Smith.......................   $ 65,217      $32,057
         Mr. Pendergraft.................   $ 92,859      $18,255
         Mr. Young.......................   $ 76,344      $14,248
         Mr. Ise.........................   $ 87,477      $18,255

                            ANNUAL PENSION BENEFITS

  The following table shows estimated annual pension benefits payable to the Company's employees, including executive officers of the Company, upon retirement on January 1, 1994 at age 65 under the provisions of the Lyondell Retirement Plan and the Executive Supplementary Retirement Plan.

                               PENSION PLAN TABLE

     AVERAGE FINAL EARNINGS
    (BASE SALARY PLUS ANNUAL
    INCENTIVE PLAN AWARDS)--
    HIGHEST THREE CONSECUTIVE    APPROXIMATE ANNUAL BENEFIT FOR YEARS OF
   YEARS OUT OF LAST TEN YEARS    MEMBERSHIP SERVICE INDICATED(A)(B)(C)
   ---------------------------   ---------------------------------------
                                   15      20      25      30      35
                                  YEARS   YEARS   YEARS   YEARS   YEARS
                                  -----   -----   -----   -----   -----
           $1,100,000            253,025 337,367 421,709 506,050 590,392
            1,000,000            229,925 306,567 383,209 459,850 536,492
              900,000            206,825 275,767 344,709 413,650 482,592
              800,000            183,725 244,967 306,209 367,450 428,692
              700,000            160,625 214,167 267,709 321,250 374,792
              600,000            137,525 183,367 229,209 275,050 320,892
              500,000            114,425 152,567 190,709 228,850 266,992
              400,000             91,325 121,767 152,209 182,650 213,092
              300,000             68,225  90,967 113,709 136,450 159,192
              200,000             45,125  60,167  75,209  90,250 105,292

- --------
(a) The amounts shown in the above table are necessarily based upon certain assumptions, including retirement of the employee on January 1, 1994 and payment of the benefit under the basic form of allowance provided under the Lyondell Retirement Plan (payment for the life of the employee only with a guaranteed minimum payment period of 60 months). The amounts will change if the payment is made under any other form of allowance permitted by the Lyondell Retirement Plan, or if an employee's retirement occurs after January 1, 1994, since the "annual covered compensation level" of such employee (one of the factors used in computing the annual retirement benefits) may change during the employee's subsequent years of membership service. The benefits shown are not subject to deduction for Social Security benefits or other offset amounts. The plans, however, provide a higher level of benefits for the portion of compensation above the compensation levels on which Social Security benefits are based.
(b) As of December 31, 1993, the credited years of service (rounded to the nearest whole number) under the Lyondell Retirement Plan for the named executive officers are: Mr. Gower, 30; Mr. Smith, 17; Mr. Pendergraft, 21; Mr. Young, 13; and Mr. Ise, 34.
(c) All employees' (including executive officers') years of service with ARCO prior to the creation of Lyondell have been credited under the Company's retirement plans.

  The graph below compares the cumulative total return to stockholders of the Company with the cumulative total return to stockholders of the S&P 500 Stock Index and a group of 14 peer companies. Although SEC Rules require a five-year comparison, Lyondell data is only available from January 19, 1989, the date on which it began trading publicly.

                    COMPARISON OF 5 YEAR CUMULATIVE RETURNS


                             [GRAPH APPEARS HERE]


                                  1988    1989    1990    1991    1992    1993
                                 ------- ------- ------- ------- ------- -------
LYONDELL........................ $100.00 $ 75.68 $ 64.54 $108.04 $126.83 $115.96
S & P 500 ...................... $100.00 $131.69 $127.60 $166.47 $179.15 $197.21
PEER GROUP ONLY (a)............. $100.00 $ 96.98 $ 81.41 $ 94.83 $ 90.90 $106.14

  The Company believes that for the businesses which it operates a comparison of cumulative total return from different time periods is appropriate to show how these returns may vary. Accordingly, for this year the Company has included a comparison of cumulative total return for the three years beginning January, 1991.

                    COMPARISON OF 3 YEAR CUMULATIVE RETURNS


                             [GRAPH APPEARS HERE]


                                                  1990    1991    1992    1993
                                                 ------- ------- ------- -------
LYONDELL........................................ $100.00 $167.41 $196.52 $179.68
S & P 500....................................... $100.00 $130.46 $140.40 $154.55
PEER GROUP ONLY (a)............................. $100.00 $116.48 $111.67 $130.38

- --------
(a) The Peer Group is a composite index composed of independent refiners and commodity chemical manufacturers. The Peer Group includes Ashland Oil, Inc.; B.F. Goodrich; Crown Central Petroleum Corporation; Diamond Shamrock, Inc.; FINA, Inc.; Georgia Gulf Corporation; Nova Corporation of Alberta; Quantum Chemical Corporation*; Rexene Corporation; Sterling Chemicals, Inc.; Sun Company, Inc.; Tosco Corporation; Union Carbide Corporation and Valero Energy Corporation. The Peer Group is identical to the group companies used for financial performance comparison purposes and includes certain of the companies used for determinations of the competitiveness of executive salaries.
(b) The returns of each member of the Peer Group are weighted according to the respective issuer's market capitalization at the beginning of each year and assume reinvestment of dividends. None of the 14 peer companies constituted more than 15 percent of the market capitalization of the entire Peer Group in 1993.
 * The Peer Group is composed of 14 companies. One of those companies, Quantum Chemical Corporation, was acquired by Hanson PLC in September, 1993 and is no longer publicly traded. Therefore, for 1993, Quantum's data in the graph is based on the last publicly reported price of its common stock.
    PURSUANT TO SEC RULES, THIS SECTION OF THE PROXY STATEMENT IS NOT DEEMED "FILED" WITH THE SEC.

                         LYONDELL PETROCHEMICAL COMPANY

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Compensation Committee of the Board of Directors of Lyondell (the "Compensation Committee") administers Lyondell's executive compensation. The Compensation Committee conducts an annual review of executive compensation and approves all compensation, grants or awards to executive officers of Lyondell.

  The Company seeks to retain, motivate and reward executives by providing short and long-term compensation that is tied to achievement of shareholder value and Company performance objectives. This policy is implemented through the compensation plan which at present is composed of base pay, an annual cash incentive and long-term incentives in the form of stock options.

  The Compensation Committee places strong emphasis on financial performance, including total return to stockholders and achievement of annual goals by Lyondell, as well as competitive compensation data. Lyondell's financial performance as measured by various performance indicators is compared to the peer group identified in the cumulative total stockholder return graphs included in this proxy statement (which is a self-selected group of independent refiners and petrochemical producers that competes in the Company's primary business segments). Lyondell's financial performance and the extent to which annual goals are achieved impact the actual level of cash and total compensation to be awarded in any year.

  Annually, the Compensation Committee reviews survey information compiled by outside consultants as well as proxy data to determine competitive ranges of pay for Lyondell's executives as compared to executives in other companies with similar positions. The companies included in the survey and the proxy data are representative of Lyondell's competitors for executive talent. Those companies included in the proxy data review are identical to the peer group identified in the stockholder return graphs.

  While fluctuations occur year to year due to performance and changes in survey data, Lyondell's compensation levels of base salary, base salary and annual incentive and base, annual incentive and long-term incentive generally are all lower than or at the median of the compensation levels of the companies surveyed. From 1991 through 1993 total compensation (comprised of base salary, annual incentive and long-term incentive awards) for the officers has been relatively flat except for the officers who have received promotions during the period.

 Base Pay

  Using survey and proxy data, the Compensation Committee determines appropriate levels of pay for executive positions. Merit increase guidelines are established consistent with this data. The amount of merit increase provided an executive is primarily based on individual performance and competitive data, but internal equity factors also may be considered.

 Annual Incentive

  The Annual Incentive Plan provides the opportunity for annual cash incentives to officers and select members of management. Under the Annual Incentive Plan a target pool is established each year based on competitive data. Payout to the officers may vary between zero and two hundred percent of the target pool. In determining incentive amounts, the Compensation Committee reviews Lyondell's annual performance as compared to peer companies as measured by total return to stockholders, cash flow, earnings, return on capital employed and personal performance. Productivity measures also are considered as well as achievement of annual goals. The Compensation Committee does not assign specific weights to any of the factors it considers when determining Lyondell's overall performance for the year. In March, 1994, the Compensation Committee, based on a review of Lyondell's 1993 performance, awarded annual cash incentives to the officers, including the chief executive officer, equalling approximately fifty percent of the target pool. Additionally in July, 1993, special awards were made to certain officers, including the chief executive officer, and other key employees in recognition of their efforts in 1992 and 1993 for successfully completing the LYONDELL-CITGO Refining Company Ltd. transaction with CITGO Petroleum Corporation. The completion of this project represented the achievement of a key strategic objective that is expected to provide significant long-term positive financial impact for the Company.

 Long-Term Incentives

  A Subcommittee of the Compensation Committee administers the Executive Long Term Incentive Plan (the "LTIP"), a program providing long-term incentives. The Subcommittee is composed of Dr. William T. Butler and Messrs. Stephen F. Hinchliffe, Jr., Chairman; Dudley C. Mecum II and Paul R. Staley.

  The LTIP provides for the award of non-qualified stock options and performance units. Performance units are designed as an incentive to reward differential performance as measured by total return to stockholders as against a group of related companies. The Subcommittee did not grant any performance units in 1993.

  In determining the Company's performance for purposes of LTIP, the Subcommittee reviews the same performance factors that are used to determine annual bonuses. In 1993, the officers, including the chief executive officer, received increased grants of stock options in order maintain a competitive overall total compensation package. As a result, a greater portion of the officers total compensation package was at risk as to its ultimate value while being aligned with stockholders' interests.

 Chief Executive Officer's 1993 Compensation

  The Compensation Committee determines the compensation of Mr. Gower, Lyondell's Chief Executive Officer and President, in substantially the same manner as the compensation for all other officers. Consistent with standard compensation practices for chief executive officers and survey data, a greater portion of Mr. Gower's total compensation is provided through awards under the Annual Incentive Plan and the LTIP.

  In 1993, Mr. Gower received a merit increase in base salary that was consistent with the merit guidelines approved by the Compensation Committee. The amount of merit increase is primarily based on individual performance and competitive data.

  In March 1993, Mr. Gower received a stock option grant of 56,500 under the LTIP. The Compensation Committee believes such award is appropriate in that Lyondell generally outperformed its peer companies during 1992 as measured by the financial performance and productivity indicators described above, returned 17% to stockholders and achieved all major 1992 goals. As a result, it sought to provide Mr. Gower with an acceptable competitive total compensation package through an increased grant of stock options.

  In July 1993, Mr. Gower received a special award in the amount of $240,000 in recognition of his efforts in successfully completing the LYONDELL-CITGO Refining Company Ltd. transaction with CITGO Petroleum Corporation. The completion of this project represents the achievement of a primary strategic objective. It is expected to benefit stockholders through stabilization of profitability and cash flows from the refining business as well as upgrading the refinery into a worldclass heavy crude oil processing facility.

  In March 1994, Mr. Gower was granted an annual incentive award in the amount of $220,000 under the Annual Incentive Plan. The Compensation Committee believes such award is appropriate in that Lyondell improved 1993 profitability through implementation of a cost reduction program that will reduce overhead costs by approximately $30 to $50 million, completed a number of projects that enhanced Lyondell's financial flexibility and achieved significant safety milestones.

  Mr. Gower's total compensation package continues to include a large portion which is at risk as to its ultimate value and the Compensation Committee believes that this continues to align his rewards and incentives with stockholders' interests.

 Omnibus Budget Reconciliation Act of 1993

  Section 162(m) of the Omnibus Budget Reconciliation Act of 1993 (the "1993 Act") limits the deductibility to the Company of cash compensation in excess of $1 million paid to the Company's chief executive officer and the next four highest paid officers during any fiscal year, beginning with 1994, unless such compensation meets certain requirements. During 1994, the Compensation Committee is undertaking a review of the executive compensation programs in light of the requirements of the 1993 Act and to address certain other issues. The Compensation Committee does not expect the provisions of the 1993 Act to impact the Company in 1994 in any significant way, if at all.

 Compensation Committee Members

  The Compensation Committee strongly believes stockholders are well served by Lyondell's executive management team and that the executive compensation programs support the long-term success of the Company. This report is submitted by the Compensation Committee of the Board of Directors of Lyondell.

    PAUL R. STALEY, CHAIRMAN              STEPHEN F. HINCHLIFFE, JR.
    MIKE R. BOWLIN                        DUDLEY C. MECUM II
    DR. WILLIAM T. BUTLER                 WILLIAM C. RUSNACK

  PURSUANT TO SEC RULES, THIS SECTION OF THE PROXY STATEMENT IS NOT DEEMED "FILED" WITH THE SEC.

  COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION
                                   DECISIONS

  Messrs. Bowlin and Rusnack are executive officers, and Mr. Bowlin is also a director, of ARCO. See "Transactions between the Company and ARCO" below.

                   TRANSACTIONS BETWEEN THE COMPANY AND ARCO

  In connection with the transfer of assets and liabilities to Lyondell, the Company and ARCO entered into a number of agreements for the purpose of defining their ongoing relationships. In addition, in July 1987 the Lyondell Division and ARCO Chemical Company ("ARCO Chemical"), then a wholly owned subsidiary of ARCO, entered into a number of agreements in connection with the organization of ARCO Chemical. None of these agreements was the result of arm's-length negotiations between independent parties. It was the intention of the Company, ARCO and ARCO Chemical that such agreements and the transactions provided for therein, taken as a whole, accommodate the parties' interests in a manner that was fair to the parties, while continuing certain mutually beneficial joint arrangements. The Audit Committee of the Board of Directors of the Company, none of the members of which are affiliated with the Company (including LCR), ARCO or ARCO Chemical, has determined that such agreements, taken as a whole, were fair to the Company and its stockholders. Because of the complexity of the various relationships between the Company, ARCO and its direct and indirect subsidiaries, including ARCO Chemical (together, "ARCO Affiliates"), however, there can be no assurance that each of such agreements, or the transactions provided for therein, has been effected on terms at least as favorable to the Company as could have been obtained from unaffiliated third parties.

  The terms and provisions of many of those initial agreements have been modified subsequently or supplemented and additional or modified agreements, arrangements and transactions have been and will continue to be entered into by the Company and ARCO Affiliates. Any such future agreements, arrangements and transactions will be determined through negotiation between the Company and ARCO Affiliates and it is possible that conflicts of interest will be involved. Future contractual relations among the Company and ARCO Affiliates will be subject to certain provisions of the Company's Certificate of Incorporation. See "Certificate of Incorporation Provisions Relating to Corporate Conflicts of Interest." In addition, the Audit Committee of the Board of Directors has adopted a set of guidelines for the review of all agreements entered into between the Company and ARCO Affiliates. These guidelines include a provision that, at least annually, the Audit Committee will review such agreements, or the transactions provided for therein, to assure that such agreements are, in its opinion, fair to the Company and its stockholders. See "BOARD OF DIRECTORS--Audit Committee."

  For the year ended December 31, 1993, Lyondell (including LCR) paid ARCO Affiliates an aggregate of approximately $80 million. For the year ended December 31, 1993, Lyondell recorded revenues of approximately $278 million from sales to ARCO Affiliates, of which $263 million represented sales to ARCO Chemical.

  THE FOLLOWING IS A SUMMARY OF CERTAIN AGREEMENTS, ARRANGEMENTS AND TRANSACTIONS AMONG THE COMPANY AND ARCO AFFILIATES EFFECTIVE DURING THE PAST FISCAL YEAR, AS WELL AS CERTAIN AGREEMENTS, ARRANGEMENTS AND TRANSACTIONS THAT ARE CURRENTLY PROPOSED.

TECHNOLOGY TRANSFERS AND LICENSES

  Effective July 1, 1988, ARCO assigned to the Company numerous domestic and foreign trademarks and certain U.S. and foreign patents and granted the Company a nonexclusive license to use other trademarks which contain the word "ARCO," to use ARCO's spark symbol as a logo and to use ARCO's color striping scheme, which license was royalty-free for a period of four years. The Company paid ARCO approximately $80,000 under the terms of this license in 1993.

  In connection with the transfer of assets and liabilities relating to the Lyondell Division from ARCO to the Company, the Company and ARCO, effective July 1, 1988, entered into (i) a License Agreement pursuant to which ARCO licensed to the Company on a nonexclusive, royalty-free basis certain rights (including Lyondell's right to sublicense to third parties, in some cases without accounting to ARCO) to ARCO's technology and intellectual property related to certain operations or assets of the Company, (ii) a technology assignment agreement pursuant to which legal title to certain other technology and intellectual property useful in the Company's business (including, without limitation, technology relating to olefins, including product flexibility) was transferred to the Company; provided, however, that except for technology relating to the product flexibility unit, ARCO retained a nonexclusive license to use the technology and property rights in ARCO's other operations, and (iii) an immunity from suit agreement in respect of the Company's right to practice all remaining technology in the possession of the Company prior to July 1, 1988. During 1990, the Company and ARCO entered into a series of amendments to these agreements designed to clarify the parties' rights under the original technology transfer. In addition, Lyondell and ARCO executed a patent maintenance agreement pursuant to which ARCO agreed to maintain certain patents licensed to Lyondell. Lyondell and ARCO also entered into a letter agreement granting Lyondell the right to obtain additional licensing rights.

CROSS-INDEMNITY AGREEMENT

  In connection with the transfer by ARCO of substantially all of the assets and liabilities of its Lyondell Division to the Company, the Company and ARCO executed a Cross-Indemnification Agreement (the "Cross-Indemnity Agreement"). In the Cross-Indemnity Agreement, the Company agreed generally to indemnify ARCO against substantially all fixed and contingent liabilities relating to the integrated petrochemical and petroleum processing business and certain assets of the Lyondell Division. The liabilities assumed by the Company include the following, to the extent not covered by ARCO's insurance: (a) all liabilities and obligations of the Company and its combined subsidiaries, as of July 1, 1988; (b) all liabilities and obligations under contracts and commitments relating to the business of the Lyondell Division and certain assets relating thereto; (c) employment and collective bargaining agreements affecting the Company's employees; (d) specified pending litigation and other proceedings;
(e) federal, state, foreign and local income taxes to the extent provided in the Cross-Indemnity Agreement; (f) liabilities for other taxes associated with the Lyondell Division's business and certain assets relating thereto; (g) liabilities for any past, present or future violations of federal, state or other laws (including environmental laws), rules, regulations or other requirements of any governmental authority in connection with the business of the Lyondell Division and certain assets relating thereto; (h) existing or future liabilities for claims based on breach of contract, breach of warranty, personal or other injury or other torts relating to such integrated petrochemical and petroleum processing businesses and certain assets relating thereto; and (i) any other liabilities relating to the assets transferred to the Company or its subsidiaries. ARCO has indemnified the Company with respect to other claims or liabilities and other matters of litigation not related to the assets or business transferred by ARCO to the Company.

  The Cross-Indemnity Agreement includes procedures for notice and payment of indemnification claims and provides that a party entitled to indemnification for a claim or suit brought by a third party may require the other party to assume the defense of such claim. The Cross-Indemnity Agreement also includes a defense cost-sharing agreement, whereby the Company will bear its allocated defense costs for certain lawsuits.

DISPUTE RESOLUTION AGREEMENT

  In April, 1993, the Company, ARCO and ARCO Chemical entered into a Dispute Resolution Agreement that mandates a procedure for negotiation and binding arbitration of significant commercial disputes among any two or more of the parties.

SERVICES AGREEMENTS

  The Company and ARCO entered into an agreement effective January 1, 1991 and amended as of February, 1992 (the "Administrative Services Agreement") under which ARCO agreed to continue to provide various transitional services to the Company that ARCO had been providing pursuant to previous administrative service agreements. The services which ARCO agreed to provide the Company in the Administrative Services Agreement included employee benefits administration services, payroll, telecommunications and certain computer-related services. The Administrative Services Agreement terminates no later than December 31, 1997, although it may be terminated in its entirety earlier than such date upon the terminating party providing the other party with at least one year's prior notice, and a party may elect to terminate some of the services it is receiving upon 30 days prior notice to the other party. The Administrative Services Agreement provides for an annual renegotiation of fees. ARCO earned a fee of approximately $2 million during 1993 for all of the services which it provided under the Administrative Services Agreement.

  Effective January 1, 1991, the Company and ARCO entered into an agreement (the "Insurance Termination Agreement") which terminated the insurance coverage previously provided by ARCO and established procedures for the resolution of pending and future claims that are or will be covered under ARCO's policies in effect prior to January 1, 1991.

OTHER AGREEMENTS BETWEEN THE COMPANY AND ARCO

  Lyondell has purchased and LCR continues to purchase certain of its crude oil requirements from ARCO Oil and Gas ("AOGC") under short-term arrangements at prices based on market values at the time of delivery. LCR also purchases crude oil from AOGC from time to time on the spot market at then-current spot market prices. The Company and LCR also purchased natural gas and natural gas liquids from AOGC during 1993 on the spot market at then-current spot market prices.

  The Company (including LCR) also sold products to ARCO Affiliates, including crude oil resales and sales of heating oil and lube oil at market-based prices.

  The Company has entered into several contracts with ARCO Pipe Line Company (ARCO Pipe Line) pursuant to which the Company: (i) leases certain pipelines and pipeline segments from ARCO Pipe Line at annual rental rates which include recovery of operating costs, return on capital investment and inflation escalators; (ii) has acquired the services of ARCO Pipe Line to operate various groups of pipelines owned by the Company; and (iii) has entered into a throughput and deficiency commitment for volumes at tariff rates for transportation of crude oil and other products. Certain of these contracts that relate to the refining business were assigned to LCR as of July 1, 1993. The Company and LCR paid ARCO Pipe Line approximately $20 million during 1993 for lease payments and services under these contracts. ARCO Pipe Line and LCR have agreed to use jointly a control room owned by LCR and located at the Houston Refinery. ARCO Pipe Line also owns various easements and licenses for its pipelines and related equipment located on the property of the Company and LCR and has performed services relating to the pipeline systems. The Company (including LCR) also ships products over common carrier pipelines owned and operated by ARCO Pipe Line pursuant to filed tariffs on the same basis as other non-affiliated customers.

AGREEMENTS BETWEEN THE COMPANY AND ARCO CHEMICAL COMPANY

  Lyondell provides to ARCO Chemical a large portion of the feedstocks purchased by ARCO Chemical for its manufacturing facilities located at Channelview, Texas. Pricing arrangements under these contracts are generally representative of prevailing market prices. Lyondell also provides certain nominal plant services at the aforementioned plants. ARCO Chemical in turn provides certain feedstocks and supplies to Lyondell at market-based prices.

  The Company processes MTBE (using one of the Company's two MTBE units) for ARCO Chemical, and ARCO Chemical markets this product for its own account. The term of this agreement extends through June 30, 1997. ARCO Chemical purchases certain base feedstocks for this processing agreement from Lyondell at market based prices. A processing fee is paid by ARCO Chemical to Lyondell to cover variable and fixed operating costs, as well as capital costs. In addition, the Company has agreed to sell to ARCO Chemical MTBE produced at the Company's second MTBE unit that is in excess of the Company's requirements at market-based prices.

CERTIFICATE OF INCORPORATION PROVISIONS RELATING TO CORPORATE CONFLICTS OF INTEREST

  In order to address certain potential conflicts of interest between the Company and ARCO (for purposes of this section the term "ARCO" also includes ARCO's successors and any corporation, partnership or other entity in which ARCO owns fifty percent or more of the voting securities or other interest), the Company's Certificate of Incorporation contains provisions regulating and defining the conduct of certain affairs of the Company as they may involve ARCO and its officers and directors, and the powers, rights, duties and liabilities of the Company and its officers, directors and stockholders in connection therewith. In general, these provisions recognize that from time to time the Company and ARCO may engage in the same or similar activities or lines of business and have an interest in the same areas of corporate opportunities. The Certificate of Incorporation provides that ARCO has no duty to refrain from (1) engaging in business activities or lines of business that are the same as or similar to those of the Company, (2) doing business with any customer of the Company or (3) employing any officer or employee of the Company. The Certificate of Incorporation provides that ARCO is not under any duty to present any corporate opportunity to the Company which may be a corporate opportunity for both ARCO and the Company, and that ARCO will not be liable to the Company or its stockholders for breach of any fiduciary duty as a stockholder of the Company by reason of the fact that ARCO pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person or does not present the corporate opportunity to the Company. ARCO currently owns interests in certain chemical companies and refiners (other than the Company) and has advised the Company that it may continue to acquire additional interests in chemical companies and refiners.

  The Certificate of Incorporation provides that directors and officers of the Company will not be liable to the Company or its stockholders for breach of any fiduciary duty if they comply with the following provisions of the Certificate of Incorporation. When a corporate opportunity is offered in writing to an officer or an officer and a director of the Company who is also an officer or an officer and a director of ARCO, solely in his or her designated capacity with one of the two companies, such opportunity shall be first presented to whichever company was so designated. No person is currently in this category. Otherwise, (i) a corporate opportunity offered to any person who is an officer or officer and director of the Company and who is also a director of ARCO, shall be first presented to the Company, (ii) a corporate opportunity offered to a person who is a director of the Company and who is also an officer or officer and director of ARCO shall be first presented to ARCO, (iii) in all other cases, a corporate opportunity offered to any person who is an officer and/or a director of both the Company and ARCO shall be first presented to the Company. Mr. Bowlin, Mr. Comstock, Mr. Dallas, Mr. Rusnack and Mr. Wade are in category (ii) and no persons currently are in categories (i) and (iii).

  Another section of the Certificate of Incorporation provides that no contract, agreement, arrangement or transaction between the Company and ARCO or between the Company and a director or officer of the Company or of ARCO would be void or voidable for the reason that ARCO or any director or officer of the Company or of ARCO are parties thereto or because any such director or officer were present or participated in the meeting of the Board of Directors which authorized the contract if the material facts about the contract, agreement, arrangement or transaction were disclosed or known to the Board of Directors or the stockholders and the Board of Directors in good faith authorizes the contract by a vote of a majority of the disinterested directors or the majority of stockholders approves such contract, agreement, arrangement or transaction.

  The foregoing Certificate of Incorporation provisions describe the obligations of officers and directors of the Company with respect to presentation of corporate opportunities, but do not limit the ability of the Company or of ARCO to consider and act upon such opportunities whether or not such provisions have been followed.

                           CERTAIN OTHER TRANSACTIONS

  During the 1993 fiscal year, Dan F. Smith, a director and the Company's Executive Vice President and Chief Operating Officer, was indebted to the Company in the amount of $349,000. This interest-free loan, which was repaid within seven months and was not outstanding at the end of the year, was made in connection with his relocation to Houston.

                           COMPENSATION OF DIRECTORS

DIRECTORS' FEES

  Directors who are employees of the Company or of ARCO are not paid any fees or additional compensation for service as members of the Board of Directors or any committee thereof. During 1993 directors who were not employees of the Company or of ARCO received an annual retainer fee of $25,000 per year and $1,000 for each Board or committee meeting attended, and were reimbursed for travel and other related expenses incurred in attending such meetings. In addition, outside directors who served as Chairman of either the Audit or Compensation Committee received $18,000 per year and outside directors who served as Chairman of either the Nominating Committee or the Executive Long-Term Incentive Plan Subcommittee received $5,000 per year.

RETIREMENT PLAN FOR OUTSIDE DIRECTORS

  The Lyondell Petrochemical Company Retirement Plan for Outside Directors (the "Directors' Retirement Plan") is a non-qualified retirement plan for directors who are not employees of the Company or of ARCO. The annual retirement benefit is equal to the director's annual retainer fee immediately preceding the director's retirement from the Board of Directors. A director vests in the benefit upon serving three years as a member of the Board of Directors, or, in the case of a retired Company or ARCO officer, three years following retirement as an officer of the Company or ARCO. The benefit is payable for a period of time equal to a director's service on the Board of Directors, or, in the case of retired officers of the Company or ARCO, to the director's service on the Board of Directors following retirement as an officer. However, if a director has served for at least 15 years as a member of the Board of Directors, excluding years of service when the director was also an officer of the Company or ARCO, the benefit shall be paid for the greater of the period described in the preceding sentence or until death. Benefits commence at age 65, or, if later, at the time the director retires from the Board of Directors. A surviving spouse is entitled to receive 50 percent of the benefits otherwise payable to a director with payment up to a maximum of 15 years if the director dies prior to retirement from the Board of Directors or if he dies after retirement from the Board of Directors the benefits otherwise payable to the director up to a maximum of 15 years. The benefits under the Directors' Retirement Plan are secured through a grantor trust.

DEFERRAL PLAN FOR OUTSIDE DIRECTORS

  The Lyondell Petrochemical Company Elective Deferral Plan for Outside Directors (the "Directors' Deferral Plan") became effective October 1, 1990 and provides directors who are not employees of the Company or ARCO with the opportunity to defer all or a portion of their retainer and meeting fees. Under the Directors' Deferral Plan, the minimum amount that may be elected to be deferred is $8,000 and the maximum is 100 percent of the director's retainer and meeting fees per year. Amounts may be deferred until retirement from their regular employment or resignation from the Board, unless the director has suffered a financial hardship or elected an early distribution at the time the deferral commitment is made. Upon the director's death, retirement or resignation, benefits are payable, in accordance with the director's prior election, either in a lump sum or in substantially equal monthly payments over five, ten or fifteen years. All other benefits are paid in a lump sum. The benefits under the Directors' Deferral Plan are secured through a grantor trust. A participant's account under the Deferral Plan will accrue interest at a rate established by the Company annually prior to the Commencement of each year. The guaranteed minimum rate of interest is not less than the Citibank base rate. The interest rate for 1993 was 181% of the rolling average 10-year Treasury Note Rate.

                               BOARD OF DIRECTORS

DIRECTORS' MEETINGS

  An annual meeting of the Board of Directors is held each year in conjunction with the annual meeting of stockholders (held on the first Thursday in May) for the purposes of the organization, election or appointment of officers and the transaction of other business. Regular meetings of the Board of Directors may be held without notice at such times as the Board of Directors may determine. The Board of Directors currently expects to hold regular meetings in Houston, Texas. Special meetings may be called by the Chairman of the Board of Directors, the President or a majority of the directors in office. The By-Laws permit action to be taken without a meeting if all members of the Board of Directors consent to such action in writing. During 1993 the Board of Directors held seven meetings. All of the Company's directors except Mr. Wade attended 75 percent or more of the aggregate of all meetings of the Board and committees on which they served during 1993.

EXECUTIVE COMMITTEE

  The Executive Committee has and may exercise all the authority of the Board of Directors in the management of the Company in the interim between meetings of the Board of Directors. The Executive Committee reviews and approves all director compensation plans and arrangements. The Executive Committee met once during 1993. The Executive Committee presently consists of Messrs. Gower, Rusnack and Bowlin, who serves as Chairman.

COMPENSATION COMMITTEE

  The Compensation Committee of the Board of Directors reviews and approves compensation and benefit plans, makes recommendations to the Board of Directors as to management succession plans and administers the Company's Annual Incentive Plan. No member of the Committee is an officer or employee of the Company and no member is eligible to participate in any benefit plan of the Company that is administered by the Committee. Effective January 25, 1989, the Compensation Committee established a special subcommittee, the Executive Long-Term Incentive Plan Administration Subcommittee, to administer the Long-Term Incentive Plan. No member of the Subcommittee is eligible to participate in any benefit plan of ARCO, ARCO Chemical, or the Company, other than the Company's Retirement Plan for Outside Directors and the Deferral Plan for Outside Directors. The Compensation Committee held five meetings during 1993. The Compensation Committee consists of Messrs. Butler, Hinchliffe, Mecum, Rusnack, Staley, who serves as Chairman, and Bowlin. The Subcommittee, which held four meetings during 1993, presently consists of Messrs. Butler, Hinchliffe, who serves as Chairman, Mecum and Staley.

NOMINATING COMMITTEE

  The Nominating Committee of the Board of Directors considers and makes recommendations to the Board of Directors as to the names of persons whom it concludes should be considered for Board of Directors membership, and recommends matters relating to committee assignments and the selection, tenure and retirement of directors. A stockholder of the Company may nominate persons for election to the Board of Directors. The Nominating Committee held three meetings during 1993. The Nominating Committee presently consists of Messrs. Gower, Butler, who serves as Chairman, and Bowlin.

FINANCE COMMITTEE

  The Finance Committee of the Board of Directors reviews and makes recommendations to the Board of Directors regarding loans, borrowings and credit agreements, capital projects over $15 million, proposed acquisitions, divestitures, mergers and joint ventures, issuances or purchases by the Company of its Common Stock and budgets and long-range plans. The Finance Committee held three meetings during 1993. The Finance Committee presently consists of Messrs. Bowlin, Comstock, Gower, Dallas who serves as Chairman, Rusnack, Smith and Wade.

AUDIT COMMITTEE

  The Audit Committee of the Board of Directors was established for the general purpose of reviewing the integrity of the Company's accounting and financial reporting, maintaining communications between the Board of Directors and external and internal auditors, dealing with conflicts between ARCO and the Company and initiating special investigations as deemed necessary. The Audit Committee has adopted specific guidelines for review of agreements between the Company and ARCO or its affiliates to assure that such agreements are fair to the Company and its stockholders. The independent accountants and the internal auditors have full and free access to the Audit Committee and meet with it, with and without management being present, to discuss all appropriate matters. No member of the Committee is an officer or employee of the Company, ARCO Chemical or of ARCO. The Audit Committee held six meetings during 1993. The Audit Committee presently consists of Messrs. Butler, Hinchliffe, Mecum, who serves as Chairman, and Staley.

   PROPOSAL FOR ADOPTION OF AMENDMENTS TO THE CERTIFICATE OF INCORPORATION TO
                   AUTHORIZE THE ISSUANCE OF PREFERRED STOCK

                              Item 2 on Proxy Card

  The Board of Directors has adopted a resolution declaring the advisability of an amendment to the Certificate of Incorporation of the Company to authorize the issuance of up to 80,000,000 shares of Preferred Stock, $.01 par value ("Preferred Stock"). The proposed amendment to the Certificate of Incorporation is attached hereto as Appendix A and incorporated herein by reference. The discussion hereunder is qualified in its entirety by reference to Appendix A.

  Preferred stock is a widely used and attractive form of equity financing. Lyondell's Certificate of Incorporation does not provide for the issuance of this financing instrument at the Board of Directors discretion. The Board of Directors believes the Company should have the flexibility to issue preferred stock, along with its ability to issue debt and additional common equity.

  If this proposal is approved, the Board of Directors will be able to specify the precise characteristics of the Preferred Stock to be issued, in light of current market conditions and the nature of specific transactions, and will not be required to solicit further authorization from stockholders for any specific issue of Preferred Stock. The Company's purposes for any future issuance of Preferred Stock could include, without limitation, issuance in public or private sales for cash as a means of obtaining additional capital for use in the Company's business and operations, or issuance as part or all of the consideration required to be paid by the Company for acquisitions of other businesses or properties. The Board of Directors has adopted a policy providing that no future issuance of Preferred Stock will be effected without stockholder approval unless the Board (whose decision shall be conclusive) determines in good faith (i) that such issuance is primarily for the purpose of facilitating a financing, an acquisition or another proper corporate objective or transaction, and (ii) that any anti-takeover effects of such issuance are not the Company's primary purpose for effecting such issuance. The Board of Directors will not amend or revoke this policy without giving written notice to the holders of all outstanding shares of the Company's stock, however, no such amendment or revocation will be effective, without stockholder approval, to permit a subsequent issuance of Preferred Stock for the primary purpose of obstructing a takeover of the Company by any person who has, prior to such written notice to stockholders, notified the Board of Directors of such person's desire to pursue a takeover of the Company. As of the date hereof, the Board of Directors has no present intention to issue any series of Preferred Stock.

  At present, the Certificate of Incorporation provides for the issuance of up to 250,000,000 shares of Common Stock, par value $1.00 per share. Under the proposal, the Board of Directors can authorize the issuance, at any time or from time to time, of one or more series of Preferred Stock at its discretion. In addition, the Board of Directors would determine all designations, powers, preferences and the rights of such stock and any qualifications, limitations and restrictions, including but not limited to: (i) the designation of series and numbers of shares; (ii) the dividend rights, if any; (iii) the rights upon liquidation or distribution of the assets of the Company, if any; (iv) the conversion or exchange rights, if any; (v) the redemption provisions, if any; and (vi) the voting rights, if any.

  No holders of shares of capital stock of the Company have or will have any preemptive rights to acquire any securities of the Company, including the Preferred Stock.

  Any conversion privilege may include the right to convert or exchange Preferred Stock into Common Stock or into other assets or property of the Company. If the Board of Directors provides that shares of any series may be converted or exchanged, the terms of any such conversion or exchange privilege will be determined by the Board based on its assessment of the value of the Common Stock or other asset into which the Preferred Stock may be converted or exchanged. If convertible or exchangeable into Common Stock or another asset, the terms and conditions fixed and determined by the Board of Directors on which such conversion or exchange may be made may include, without limitation thereof, provision for the protection of the conversion or exchange right against dilution in any manner whatsoever, and provision as to the effect upon the conversion or exchange right of any merger or consolidation of the Company into or with any other corporation.

  The authorization of preferred stock could have the effect of discouraging a tender offer or unsolicited attempt to acquire control of the Company in a transaction that a stockholder might deem desirable, including takeover attempts that might result in a premium over the market price of the Common Stock. Preferred Stock issuances involving certain voting or conversion privileges can be used to make the acquisition of a company more difficult or more costly. The Company is not aware of any present effort by any person to accumulate the company's Common Stock or to obtain control of the Company.

  Adoption of the proposed amendment to the Certificate of Incorporation will require the affirmative vote of a majority of the outstanding shares of Common Stock.

  THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THIS PROPOSAL. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY OTHERWISE.

           PROPOSAL TO RATIFY THE APPOINTMENT OF INDEPENDENT AUDITORS

                              Item 3 on Proxy Card

  The Board of Directors has recommended the appointment of Coopers & Lybrand, Certified Public Accountants, to audit the financial statements of Lyondell for the year 1994. Coopers & Lybrand has acted in this capacity since July, 1988. Coopers & Lybrand has acted as the independent auditor for ARCO for many years. Since June, 1987 Coopers & Lybrand has also acted as the independent auditor for ARCO Chemical, an 83.3 percent-owned (as of March 1, 1994) subsidiary of ARCO that became publicly held in October 1987. In addition, from time to time, the firm performs consulting work for ARCO Chemical, ARCO and the Company. Representatives of Coopers & Lybrand will be present at the meeting and will have the opportunity to make a statement if they desire to do so. These representatives will also be available to respond to appropriate questions.

  The proposal will be approved if it receives the affirmative vote of a majority of the shares of Common Stock present in person or by proxy at the meeting.

  THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR RATIFICATION OF THE APPOINTMENT OF COOPERS & LYBRAND. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY OTHERWISE.

                                 OTHER BUSINESS

  The Board of Directors is not aware of any other matters to be presented at the meeting. If any other matters should properly come before the meeting, the persons named in the enclosed proxy form will vote the proxies in accordance with their best judgment.

                               PROXY SOLICITATION

  The expense of soliciting proxies will be paid by the Company. The Company has retained Georgeson & Company Inc. to solicit proxies at an estimated fee of $8,500 plus expenses. Some of the officers and other employees of the Company also may solicit proxies personally, by telephone and by mail, if deemed appropriate.

                                    PROXIES

  The designated proxies are Messrs. John R. Beard, Joseph M. Putz and Russell
S. Young. Under the General Corporate Law of Delaware, a stockholder has the right to designate other individuals to act as proxies. A stockholder may designate other individuals by crossing out the printed names on the proxy card, provided that no more than three individuals are so designated.

                 STOCKHOLDER PROPOSALS FOR 1995 ANNUAL MEETING

  Stockholder proposals intended to be presented at the 1995 Annual Meeting must be received by December 4, 1994. Such proposals should be addressed to the Secretary.

                        ADDITIONAL INFORMATION AVAILABLE

  THE COMPANY FILES AN ANNUAL REPORT ON FORM 10-K WITH THE SECURITIES AND EXCHANGE COMMISSION. STOCKHOLDERS MAY OBTAIN A COPY OF THIS REPORT (WITHOUT EXHIBITS), WITHOUT CHARGE, BY WRITING TO THE COMPANY'S INVESTOR RELATIONS DEPARTMENT AT 1221 MCKINNEY STREET, SUITE 1600 HOUSTON, TEXAS 77010.

                                                                      APPENDIX A

                   AMENDMENT OF CERTIFICATE OF INCORPORATION
                    AUTHORIZING ISSUANCE OF PREFERRED STOCK

  It is proposed that ARTICLE IV of the Certificate of Incorporation be amended and restated to read in its entirety as follows:

                                   ARTICLE IV
                                 CAPITAL STOCK

A. AUTHORIZED SHARES

  The total number of shares of capital stock that the Company shall have authority to issue is 330,000,000 shares.

B. COMMON STOCK

  1. The Company shall have authority to issue up to 250,000,000 shares of Common Stock, par value of $1.00 per share.

  2. Each holder of shares of Common Stock shall have the right to one vote for each share of Common Stock held of record on the books of the Company.

C. PREFERRED STOCK

  1. The Company shall have authority to issue up to 80,000,000 shares of Preferred Stock, par value of $.01 per share.

  2. Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby expressly authorized from time to time to provide for the issuance of Preferred Stock in one or more series, and to establish and fix by resolution or resolutions providing for the issuance of each such series the number of shares to be included in such series and the voting and other powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, of each such series, to the full extent now or hereafter permitted by law, subject to any other provision of this Certificate of Incorporation. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of stock of the Company entitled to vote thereon having a majority of the votes entitled to be cast, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a separate vote of any of such holders is required pursuant to the resolution or resolutions establishing any such series of Preferred Stock.

[Logo of Lyondell appears here]
























NOTICE OF
ANNUAL MEETING
OF STOCKHOLDERS
TO BE HELD
ON MAY 5, 1994
AND PROXY STATEMENT

                     PLEASE COMPLETE, SIGN, DATE AND RETURN
                              YOUR PROXY PROMPTLY

Item 1. ELECTION OF DIRECTORS             FOR all nominees
                                          listed below     [ ]

   WITHHOLD AUTHORITY to                  EXCEPTIONS* (as indicated
   vote for all nominees below [ ]        to the contrary below)    [ ]

   Mike R. Bowlin, William T. Butler, Allan L. Comstock, Terry G. Dallas, Bob G. Gower, Stephen F. Hinchliffe, Jr., Dudley C. Mecum II,
   William C. Rusnack, Dan F. Smith, Paul R. Staley, William E. Wade, Jr.

   (INSTRUCTIONS: To withhold authority to vote for any individual nominee mark the "Exceptions" box and write that nominee's name on space provided below.)

   *Exceptions
              -----------------------------------------------------------------

Item 2. Proposal to amend the Certificate of Incorporation to authorize Preferred Stock.

        FOR [ ]    AGAINST [ ]    ABSTAIN [ ]

Item 3. Proposal to ratify the appointment of Coopers & Lybrand, independent accountants, as the Company's auditors for the fiscal year ending December 31, 1994.

        FOR [ ]    AGAINST [ ]    ABSTAIN [ ]

Item 4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

        [ ] I/we will attend the meeting.

                                    PROXY DEPARTMENT             Address Change
                                    NEW YORK, N.Y. 10203-0244    Mark Here [ ]

                                            Please sign exactly as name appears.
                                            When shares are held by joint
                                            tenants, both should sign. When
                                            signing as attorney, executor,
                                            administrator, trustee or guardian,
                                            please give full title as such.

                                            Dated                         , 1994
                                                 -------------------------

                                            ------------------------------------
                                                         Signature

                                            ------------------------------------
                                                  Signature if held jointly

Please Sign, Date and Return the Proxy      Votes MUST be indicated
Promptly Using the Enclosed Envelope.       (x) in Black or Blue Ink. [ ]

             [LOGO OF LYONDELL PETROCHEMICAL COMPANY APPEARS HERE]

                              One Houston Center
                           1221 McKinney, Suite 1600
                             Houston, Texas 77010

          This Proxy is Solicited on Behalf of the Board of Directors

  The undersigned hereby makes, constitutes and appoints John R. Beard, Joseph
W. Putz and Russell S. Young, and each of them, lawful attorneys and proxies of the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned to attend the Annual Meeting of Stockholders of Lyondell Petrochemical Company (herein the "Company") in the Ballroom of the Four Seasons Hotel, 1300 Lamar, Houston, Texas, on Thursday, May 5, 1994 at 10:00 a.m., local time, and at any adjournment(s) thereof, with all powers the undersigned would be entitled to vote if personally present.

  This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Items 1, 2 and 3.

                       (Continued, and to be signed and dated, on reverse side.)